November 29, 1999

The Board of Directors of United Asset Management Corporation
c/o Norton H. Reamer, Chairman of the Board and Chief Executive Officer United Asset Management Corporation
One International Place
Boston, MA  02110

Dear Members of the Board:

I hereby resign from my position as President and Chief Operating Officer of United Asset Management Corporation ("UAM"), from my position as a Director of UAM, from any position I may hold as an officer or director of any affiliate of UAM, and from any other position that I may hold with any pooled investment vehicle advised by an affiliate of UAM, all effective December 31, 1999.

We have agreed that my Employment Agreement (made as of March 1, 1998) is amended so that the Term shall end on December 31, 1999. I understand that, in all other respects, this Employment Agreement shall remain in full force and effect without amendment. In particular, I acknowledge my obligations under
Section 5 (Confidentiality) under which I will remain obligated to UAM following the termination of my employment.

Sincerely yours,

/s/  C.E. Haldeman, Jr.
Charles E. Haldeman, Jr.

Acknowledged, accepted and agreed:

UNITED ASSET MANAGEMENT CORPORATION

By:  /s/ Norton H. Reamer
     -------------------------------------------
         Norton H. Reamer, Chairman of the Board
         and Chief Executive Officer